Exhibit 99.4

CORPORATE SERVICES AGREEMENT

THIS CORPORATE SERVICES AGREEMENT (this “Agreement”) is effective as of February 11, 2025 (the “Effective Date”), by and between Nabors Corporate Services, Inc., a Delaware corporation (“Service Provider”), and e2Companies LLC, a Florida limited liability company (“Company”). Nabors and Company are referred to collectively herein as the “Parties,” and each individually as a “Party.”

WHEREAS, Nabors Energy Transition Corp. II (“NETD”) and Company are parties to that certain Business Combination Agreement dated as of even date herewith, pursuant to which, among other things, NETD and Company will undergo a business combination (the “BCA”).

WHEREAS, the BCA provides that Service Provider and Company shall enter into a Services Agreement at or prior to the closing of the transaction contemplated in the BCA.

WHEREAS, Company and Service Provider desire to enter into this Agreement in order for Service Provider or its Affiliates (as defined below) to provide certain services to Company, and for the Company to receive and compensate Service Provider for such services, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.	Services

On the terms set forth in this Agreement, Company hereby engages Service Provider, and Service Provider hereby accepts such engagement, to perform services for the Company (either directly or through Service Provider’s Affiliates) with respect to matters as may be agreed upon by the Parties from time to time, which shall include (a) matters within the parameters set forth in Exhibit A, attached hereto and incorporated herein (“Standard Services”) and (b) other services as are agreed in writing by the Parties (collectively, the “Services”). In each case, the specific Services will be set forth in one or more written statements of work referencing this Agreement that the Parties, and in the case of Service Provider, an Affiliate of Service Provider, may execute pursuant to this Agreement and attach hereto (once executed, a “Statement of Work” or “SOW”). Each SOW shall be incorporated into and become part of this Agreement and be governed by the provisions of this Agreement. In the event of a conflict between the terms and conditions of this Agreement and a SOW, the provisions of this Agreement shall prevail unless and to the extent that the SOW specifically provides that it is to take precedence over this Agreement and cross references the affected provisions of this Agreement. “Affiliate(s)” means, in relation to a Party, an entity controlling, controlled by or under common control with such Party, when “controlling”, “controlled” and “control” mean direct or indirect ownership of more than fifty percent (50%) of the stock or interests having a right to vote for directors or, if there are no directors, such Party’s highest level of management. Each Party is liable and responsible for its Affiliates’ actions and omissions in connection with this Agreement as if performed directly by it, and for its Affiliates’ compliance with the terms of this Agreement. For the avoidance of doubt, Service Provider shall not be obligated to provide any service or perform any other function as part of the Services except to the extent Service Provider shall have agreed to do so in a duly executed SOW, which Service Provider may decline to enter into in its discretion; provided that, notwithstanding the foregoing, Service Provider may decline to perform, or terminate performance of, any of the Services at any time, regardless of whether Service Provider has agreed to render such services in a duly executed SOW, provided, however, if the SOW states that the Service Provider may not decline to perform, or terminate performance of, any Services set forth in the SOW, the terms of the SOW shall control.

Service Provider warrants and covenants that its performance under this Agreement shall be conducted diligently and in a professional manner by qualified personnel in a manner consistent with the then current practices of Service Provider. Service Provider shall at all times comply in all material respects with all applicable material laws.

SERVICE PROVIDER ACKNOWLEDGES THAT THE SERVICES ARE DEPENDENT UPON INFORMATION FURNISHED BY COMPANY OR THIRD PARTIES, AND, THEREFORE, SERVICE PROVIDER ASSUMES NO LIABILITY: (I) FOR INFORMATION OR DATA FURNISHED TO SERVICE PROVIDER BY COMPANY OR ANY OTHER PARTY, OR (II) FOR THE MANNER IN WHICH COMPANY APPLIES THE SERVICES SUPPLIED BY SERVICE PROVIDER. THE SERVICES MAY INCLUDE ADVICE AND RECOMMENDATIONS THAT MAY NOT BE ACCURATE, RELIABLE OR COMPLETE. COMPANY AGREES THAT ALL DECISIONS MADE, OR ACTIONS TAKEN BASED UPON SUCH SERVICES, ADVICE OR RECOMMENDATIONS WILL BE THE SOLE RESPONSIBILITY OF, AND WILL BE MADE EXCLUSIVELY BY, COMPANY. COMPANY AGREES THAT SERVICE PROVIDER WILL NOT BE RESPONSIBLE FOR OR HAVE ANY LIABILITY RELATED TO THE OUTCOME OF SUCH DECISIONS AND ACTIONS OR FOR ANY INACCURATE ADVICE OR RECOMMENDATIONS OR OTHER OUTPUT FROM THE SERVICES OR COMPANY’S USE THEREOF.

Service Provider may not subcontract (other than to one of its Affiliates) any Services hereunder without Company’s prior written consent; provided, however, that Service Provider may subcontract without Company’s consent to the extent Service Provider’s subcontracting of the Services is consistent with the manner that Service Provider performs, or procures to be performed, the subcontracted functions for the benefit of Service Provider or its Affiliates; provided, further, that Service Provider may not subcontract to any person or entity that will incur out-of-pocket costs and expenses that will pass through to the Company except pursuant to Section 2. In the event Service Provider subcontracts performance of the Services, Service Provider shall remain fully liable to Company for all services subcontracted.

During the term of this Agreement and for two (2) years thereafter, Service Provider shall maintain, at its principal place of business, complete and accurate records and books of account relating to Service Provider’s activities under this Agreement. During such period, upon reasonable notice to Service Provider, Company may during business hours engage an independent accounting firm to audit and copy such records and books of account. Any such audit will be performed during normal business hours in a manner reasonably calculated to minimize interference with Service Provider’s business. Company shall reimburse Service Provider for any incremental costs incurred by Service Provider in providing Company or its auditors such access.

Company shall be solely responsible for, among other things (i) the performance of its personnel and agents; (ii) the accuracy and completeness of all data and information provided to Service Provider for purposes of the performance of the Services; (iii) making all management decisions, performing all management functions, and assuming all management responsibilities with respect to itself and its Affiliates; (iv) designating a competent management member to oversee the Services; (v) evaluating the adequacy and results of the Services; (vi) accepting responsibility for the results of the Services (however, such Company obligation does not relieve Service Provider of its obligations to perform the Services in accordance with the terms of the Agreement), and (vii) establishing and maintaining internal controls, including monitoring ongoing activities.

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2.	Compensation

The fees for Services are as set forth in each Statement of Work. Without limiting Service Provider’s right to be reimbursed for its costs as set out in this Section 2, there are no fees for the Standard Services unless otherwise set out in a Statement of Work. In addition to the fees, if any, upon Service Provider’s request in its discretion, Company shall be responsible for the reimbursement of out-of-pocket costs or expenses reasonably incurred by Service Provider in performing Services; provided that any reimbursable out-of-pocket cost or expense in excess of $5,000 in the aggregate shall require the prior approval of the Company, provided, further, that Service Provider will not be reimbursed for any out-of-pocket costs or expense reasonably incurred by Service Provider in performing any Standard Services without the prior approval of the Company. All such out-of-pocket costs and expenses of Service Provider shall be invoiced on a pass-through basis with no markup. Service Provider shall prepare and deliver to the Company a written invoice (each, a “Statement”) with a reasonably detailed description of the Services performed by Service Provider or its Affiliates for the Company during the period covered by that Statement, including the tasks performed, a calculation of the fees (and to the extent applicable, reimbursable costs and expenses) due for such work, and such other information and details as Company may reasonably request. The fees shall be paid in cash within thirty (30) days after delivery of the applicable Statement.

3.	Service Provider as Independent Contractor

The Parties acknowledge and agree that Service Provider is an independent contractor to the Company and shall in no sense be considered an agent or employee of the Company. Service Provider shall have no power or right to enter into contracts or commitments on behalf of the Company and shall not hold itself out as an agent of the Company, nor shall it act in any manner to purportedly bind the Company. The manner in which the Services are to be performed by Service Provider shall be determined solely by Service Provider. Service Provider will not use Company’s name, logo or marks without prior written approval, and then such use shall be only for the benefit of Company and at the direction of Company. Service Provider agrees, acknowledges and understands that neither it nor its employees or agents shall have the status of an employee of Company and shall not participate in any employee benefit plans or group insurance plans or programs (including, but not limited to salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, deferred savings, disability, medical or dental), even if it is considered eligible to participate pursuant to the terms such plans.

4.	Term and Termination

A.	Term. The term of this Agreement shall extend from the Effective Date until the date that this Agreement is terminated by either party as provided immediately below (the “Term”).

B.	Termination for Convenience. Unless otherwise agreed to in the SOW, the Company, in its sole discretion, may at any time terminate this entire Agreement and/or any SOW under this Agreement upon ten days written notice to Service Provider, and Service Provider, in its sole discretion, may at any time terminate this entire Agreement or any SOW upon ten days’ written notice to Company.

C.	Termination for Cause. Company or Service Provider, as applicable, may terminate this entire Agreement and/or any SOW under this Agreement upon notice in the event the other party is in material breach of this Agreement and does not cure such breach within ten days after receipt of written notice thereof.

D.	Effect of Termination. Any such termination shall not reduce or otherwise affect the amounts due for Services performed up to the date of such termination, including all costs invoiced to Company pursuant to Section 2. Termination of this Agreement in its entirety shall automatically terminate each then-outstanding SOW subject to the proviso in the preceding sentence. To the extent that Service Provider shall have incurred costs that are payable by Company pursuant to Section 2 but that have not yet been invoiced to Company, responsibility for such costs shall be allocated as follows: (i) Service Provider shall be responsible for such costs in the event Company terminates pursuant to Section 4(C); and (ii) Company shall be responsible for such costs in the event (a) Company terminates pursuant to Section 4(B), (b) Service Provider terminates pursuant to Section 4(B) or (c) Service Provider terminates pursuant to Section 4(C).

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E.	Survival. All provisions of this Agreement that by their nature are reasonably intended to have effect after termination or expiration of this Agreement (including, without limitation, Sections 3, 4, 5, 6, 7, 8 and 9) shall survive such termination or expiration. All rights and remedies, whether conferred hereunder, or by any other instrument or law, unless otherwise expressly stated, will be cumulative and may be exercised singularly or concurrently.

5.	Intellectual Property.

The Parties agree that nothing herein shall confer on either Party any intellectual property rights in relation to Confidential Information of the other Party or its Affiliates, nor shall anything in this Agreement be construed as granting a Party and/or its Affiliate(s) any rights, by license or otherwise, under any patents, copyrights, trademarks, trade secrets or other forms of intellectual property presently or subsequently owned by the other Party and/or its Affiliate(s). The Parties shall enter into a separate written agreement to govern the granting of any intellectual property rights if either Party intends to confer any such rights to the other Party.

6.	Indemnity; Liability.

A.	SERVICE PROVIDER INDEMNITIES. SERVICE PROVIDER SHALL AT ITS OWN COST AND EXPENSE, TO THE FULLEST EXTENT PERMITTED BY LAW, DEFEND, INDEMNIFY AND HOLD HARMLESS COMPANY GROUP FROM AND AGAINST ANY AND ALL THIRD PARTY CLAIMS, DEMANDS, LOSSES AND LIABILITIES, DAMAGES, LAWSUITS, CAUSES OF ACTION, STRICT LIABILITY CLAIMS, JUDGEMENTS, PENALTIES, FINES, EXPENSES (INCLUDING REASONABLE ATTORNEY FEES) AND COSTS OF EVERY KIND (COLLECTIVELY, “CLAIMS”) TO THE EXTENT ARISING OUT OF, RESULTING FROM, OR RELATING TO: (I) PERSONAL OR BODILY INJURY, INCLUDING DEATH OR DISEASE, CAUSED BY SERVICE PROVIDER’S GROSS NEGLIGENCE; (II) LOSS OR DAMAGE TO PROPERTY CAUSED BY SERVICE PROVIDER’S GROSS NEGLIGENCE; (III) SERVICE PROVIDER’S VIOLATION OF APPLICABLE LAWS; OR (IV) SERVICE PROVIDER’S MATERIAL INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, EXCEPT TO THE EXTENT SUCH INFRINGEMENT IS DUE TO COMPANY’S NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT WHICH CONTRIBUTED TO THE INFRINGEMENT.

B.	COMPANY INDEMNITIES. COMPANY SHALL AT ITS OWN COST AND EXPENSE, TO THE FULLEST EXTENT PERMITTED BY LAW, DEFEND, INDEMNIFY, AND HOLD HARMLESS SERVICE PROVIDER GROUP FROM AND AGAINST ANY AND ALL THIRD PARTY CLAIMS TO THE EXTENT ARISING OUT OF, RESULTING FROM, OR RELATING TO: (I) PERSONAL OR BODILY INJURY, INCLUDING DEATH OR DISEASE, CAUSED BY COMPANY’S NEGLIGENCE OR BREACH OF THIS AGREEMENT; (II) LOSS OR DAMAGE TO PROPERTY CAUSED BY COMPANY’S NEGLIGENCE; (III) POLLUTION OR CONTAMINATION WHICH ORIGINATES ABOVE THE SURFACE OF THE EARTH OR WATER, INCLUDING COSTS OF CLEAN UP OR REMEDIATION ASSOCIATED THEREWITH CAUSED BY COMPANY; (IV) COMPANY’S BREACH OF THIS AGREEMENT; (V) COMPANY’S VIOLATION OF APPLICABLE LAWS; (VI) SERVICE PROVIDER’S PERFORMANCE OF THIS AGREEMENT IN RESPECT OF THE STANDARD SERVICES; OR (VII) COMPANY’S INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, EXCEPT TO THE EXTENT SUCH INFRINGEMENT IS DUE TO SERVICE PROVIDER’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT WHICH CONTRIBUTED TO THE INFRINGEMENT.

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C.	The Party seeking indemnification from a third party Claim under Section 6A or 6B shall notify the other Party promptly upon becoming aware of the Claim (provided that failure to promptly notify shall not relieve the indemnifying Party of its obligation to defend the Claim unless such failure materially prejudices its ability to defend the Claim) and permit the other Party to control the defense and settlement of the Claim, and shall reasonably cooperate with the indemnifying Party in such efforts (at the indemnifying Party’s request and expense). The indemnified Party shall not consent to the settlement or entry of judgment in such Claim without the indemnifying Party’s prior written consent. The indemnified Party may participate in the defense of the Claim with its own counsel at its own expense. The indemnifying Party shall not, without the consent of the indemnified Party, enter into any settlement that requires a finding or admission of fault of the indemnified Party, or reasonably can be expected to require a material affirmative obligation of, result in any ongoing material liability to, or otherwise prejudice the indemnified Party.

D.	SURVIVAL. EACH PARTY’S INDEMNITY OBLIGATIONS SHALL SURVIVE TERMINATION OR COMPLETION OF THIS AGREEMENT TO THE EXTENT ALLOWED BY LAW.

E.	WAIVER AND LIMITATION OF LIABILITY.

a.	EXCEPT TO THE EXTENT SET OUT IN SECTION 6(A) OR SECTION 6(B), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUES OR OTHER ECONOMIC LOSSES (“CONSEQUENTIAL DAMAGES”), REGARDLESS OF CAUSE, OR COMBINATION OF CAUSES.

b.	Except to the extent set out in Section 6(B), the maximum aggregate liability of each of Service Provider and Company, as applicable, shall not exceed the aggregate fees payable by Company to Service Provider under this Agreement during the twelve months immediately prior to the most recent claim hereunder.

c.	The limitation on Consequential Damages, and the limitation on a party’s aggregate liability, shall not apply to: (I) damages caused by a Party’s breach of Section 7 (Confidentiality); (ii) amounts payable by a Party pursuant to its indemnification obligations in this Section 6; (iii) Company’s obligation to pay Service Provider fees and reimburse Service Provider costs as set out in this Agreement or any SOW; (iv) losses arising from the liable party’s gross negligence, willful misconduct, or fraud; (v) personal or bodily injury, including death or disease, caused by the liable party’s negligence; (vi) loss or damage to property caused by the liable party’s negligence; (vii) the liable party’s violation of applicable law; and (viii) the liable party’s infringement or misappropriation of intellectual property rights.

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F.	“Company Group” as used in this Section 6 means Company and its Affiliates, and the respective owners, shareholders, directors, officers, employees and agents of each of the foregoing.

G.	“Service Provider Group” as used in this Section 6 means Service Provider and its Affiliates, and the respective owners, shareholders, directors, officers, employees and agents of each of the foregoing.

7.	Confidentiality.

For purposes of this Agreement, “Confidential Information” means: (i) all information of a Party disclosed to the other Party that is marked or otherwise identified as confidential or proprietary, and (ii) all information of a Party disclosed to the other Party, whether or not so marked or designated, that the other Party knows or reasonably should know, based on the circumstances of disclosure, to be confidential or proprietary, relating to such Party’s business or technology, including trade secrets, know-how, business plans, forecasts, customers, investors, markets, research, and personnel and financial information. Each of Service Provider and Company (each, as a recipient of Confidential Information, the “Receiving Party”, and each, a discloser of Confidential Information, the “Disclosing Party”)) agrees that it will keep confidential and will not disclose or divulge the other Party’s Confidential Information, and will not use the other Party’s Confidential Information for any purpose except to perform its obligations and exercise its rights under this Agreement (including without limitation, to reverse engineer, disassemble, decompile, or design around the other Party’s proprietary services, products or confidential intellectual property).

Confidential Information does not include information which the Receiving Party can show (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7 by the Receiving Party), (b) is or has been independently developed by Receiving Party, as established by its business records kept in the ordinary course, without reference to or use of, in whole or in part, the Disclosing Party’s Confidential Information, or (c) is or has been made known or disclosed to Receiving Party by a third party on a non-confidential basis and without a breach of any obligation of confidentiality such third party may have to the Disclosing Party.

The Receiving Party may disclose the Disclosing Party’s Confidential Information only (i) to its Affiliates and its and their employees, directors and professional advisors having a need to know such Confidential Information to permit the Receiving Party to perform its obligations hereunder (“Covered Persons”), provided that (x) Receiving Party informs any such Covered Person of the confidential nature of such information, (y) any such Covered Person is subject to confidentiality obligations to the Disclosing Party that are no less restrictive than the terms and conditions of this Section 7, and (z) Receiving Party shall be responsible for any breach of this Section 7 caused by any such Covered Person; or (ii) to the extent otherwise be required by law, regulation, rule, court order or subpoena, provided that Receiving Party promptly notifies the Disclosing Party of such requirement, to the extent allowed by law, and gives the Disclosing Party the opportunity to object to the disclosure, and reasonably cooperates with the Disclosing Party in efforts to oppose or minimize the disclosure, at the Disclosing Party’s request and expense. The Receiving Party may disclose only that portion of Confidential Information required by the subpoena or similar summons and shall take commercially reasonable steps to minimize the extent of any such required disclosure.

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8.	Non-Solicitation.

Neither Party and neither Party’s respective Affiliates shall, without the prior written consent of the other Party, for a period of (2) two years beginning on the date hereof, directly or indirectly solicit for employment or hire as an employee, officer, agent, consultant, advisor, or in any other capacity whatsoever, any employee or consultant of the other Party or its Affiliates, unless such employee or consultant has been terminated by the other Party (or its Affiliate, as applicable) prior to any solicitation; provided, that nothing in this Section 8 shall apply to any employee who responds to general solicitations of employment not specifically directed towards employees of the Company or its Affiliates or Service Provider or its Affiliates.

9.	Warranties.

Each Party warrants that, as of the Effective Date and at all times during the term of this Agreement: (i) the performance of its obligations under this Agreement do not and will not constitute a material breach or constitute a material default under any agreement, instrument or understanding, oral or written, to which such Party is a party or by which such Party is bound, subject to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally; (ii) it is not and will not be bound by any agreement, nor has assumed or will assume any obligation, which would be materially breached by the performance of its obligations under this Agreement; and (iii) in performing its obligations under this Agreement, it will not improperly use any confidential or proprietary information of another party, or infringe the Intellectual Property Rights of another party.

10.	Miscellaneous.

A.	Laws. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of Texas, without giving effect to any choice or conflict of law provision or rule. The Parties agree that any dispute, controversy or claim arising from or related to this Agreement or the performance by either party of its obligations hereunder shall be brought by such Party exclusively in the state and federal courts located in Houston, Texas and irrevocably submit to the exclusive jurisdiction of such courts.

B.	Entire Agreement. This Agreement, the Statements of Work and the Warrant contain the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersede in all respects any and all prior oral or written agreements or understandings, with respect to such subject matter.

C.	Amendment. This Agreement shall be amended or modified only by written instrument signed by both of the Parties hereto. The failure of either Party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.

D.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, provided, however, that Service Provider may assign its rights and delegate its obligations hereunder to one or more of its Affiliates as permitted in Section 1, and Company may assign this Agreement in its entirety in connection with the sale of all or substantially all of its business or assets to which this Agreement relates or a similar change of control. No assignment shall relieve the assigning Party of any of its obligations hereunder.

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E.	Severability. The Parties hereto agree that in the event any article or part thereof of this Agreement is held to be unenforceable or invalid, then said article or part shall be struck and all remaining provision shall remain in full force and effect.

F.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

G.	Notices. All notices and other legal communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) upon the fifth day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (ii) upon the date of the courier’s verification of delivery at the specified address if sent by a nationally-recognized overnight express courier. Written notices shall be provided to the applicable Party at the address first written above, or such address as may be otherwise provided in writing by a Party hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Corporate Services Agreement as of the date first written above.

NABORS CORPORATE SERVICES, INC.

By:	/s/ Mike Csizmadia
Name:	Mike Csizmadia
Title:	Senior Vice President, General Counsel & Chief Compliance Officer

E2COMPANIES LLC

By:	/s/ James Richmond
Name:	James Richmond
Title:	Chief Executive Officer

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EXHIBIT A

Services

•	Compliance program support

•	Investor relations support

•	United States human resources support

•	Global tax support

•	Such other services as set out in the applicable SOW

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